REPORT OF CERTIFIED PUBLIC ACCOUNTANT


To the Board of Directors and Stockholders
    HOSOI GARDEN MORTUARY, INC.


We have audited the accompanying balance sheets of

                       HOSOI GARDEN MORTUARY, INC.

as of May 31, 2000 and 1999, and the related statements of income and comprehensive income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

Except as discussed in the following paragraph, we conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

We were unable to obtain audited financial statements supporting the Company's investment in Garden Life Plan, Ltd. (GLP) stated at $1,649,721 at May 31, 2000 and 1999, or its equity in earnings of GLP for its years ended May 31, 2000 and 1999; nor were we able to satisfy ourselves about the carrying value of the investment or the equity in its earnings by other auditing procedures.

Since the Company's investment in GLP and the equity in its earnings materially affect the determination of financial position, results of operations and cash flows, the scope of our work was not sufficient to enable us to express, and we do not express, an opinion on the financial statements referred to in the first paragraph.


ENDO & COMPANY
Honolulu, Hawaii
August 5, 2000


                       HOSOI GARDEN MORTUARY, INC.

                             BALANCE SHEETS
                         _ _ _ _ _ _ _ _ _ _ _ _

                          May 31, 2000 and 1999



                                                                 1999 (As
                                                   2000          Restated

                               A S S E T S


CURRENT ASSETS
     Cash and cash equivalents (Notes 1 and 4)     $  828,818    $  928,162
     Available-for-sale securities, at market
       (Notes 1 and 5)                                891,482       847,718
     Accounts receivable, less allowance
       of $67,110 and $62,710                         300,506       321,453
     Income tax receivable                             50,956         8,074
     Inventories (Note 1)                             223,674       143,974
     Prepaid expenses and others                       58,353        58,865
     Deferred income taxes (Note 6)                    34,782        33,954
          TOTAL CURRENT ASSETS                      2,388,571     2,342,200

INVESTMENTS
     Garden Life Plan, Ltd. (Notes 1, 2 and 18)     1,649,721     1,649,721
     Woolsey-Hosoi Mortuary Services, LLC              25,718        22,345
     Cemetery plots                                     1,350         1,350
     Held-to-maturity securities, at cost
       (Notes 1 and 5)                                876,950       888,931
                                                    2,553,739     2,562,347
PROPERTY AND EQUIPMENT, at cost, less
 accumulated depreciation (Notes 1 and 7)           1,467,067     1,506,092

OTHER ASSETS                                          112,987       101,885

          TOTAL ASSETS                             $6,522,364    $6,512,524


                          L I A B I L I T I E S
CURRENT LIABILITIES
     Accounts payable (Note 7)                     $  285,651    $  259,971
     Accrued liabilities (Note 9)                     148,779       131,716
         TOTAL CURRENT LIABILITIES                    434,430       391,687

DEFERRED INCOME TAXES (Note 6)                        125,966       134,243


                 S T O C K H O L D E R S '  E Q U I T Y
CAPITAL CONTRIBUTED (Note 11)
     Common stock, par value $.20 per share;
       authorized 3,625,000 shares, issued
       2,187,140 shares                               437,428       437,428
     Less 304,069 and 288,814 reacquired shares       (61,034)      (57,983)
          TOTAL CAPITAL CONTRIBUTED                   376,394       379,445

RETAINED EARNINGS                                   5,595,950     5,604,003

ACCUMULATED OTHER COMPREHENSIVE INCOME
  net of applicable deferred income taxes
  (Notes 1 and 4)                                      70,906        84,428

TREASURY STOCK, 223,785 shares, at cost (Note 10)     (81,282)      (81,282)
          TOTAL STOCKHOLDERS' EQUITY                5,961,968     5,986,594

          TOTAL LIABILITIES AND
          STOCKHOLDERS' EQUITY                     $6,522,364    $6,512,524


The accompanying Notes to Financial Statements are an integral part of these statements.

                                 F - 2


                      HOSOI GARDEN MORTUARY, INC.

           STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
      _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

                 Years Ended May 31, 2000 and 1999

                                                                 1999 (As
                                                   2000          Restated)


Revenues
     Funeral services                              $2,149,351    $2,043,890
     Sale of urns and other items                     576,260       703,411
          Total revenues                            2,725,611     2,747,301
     Cost of sales and services                     1,941,657     2,053,315

          Gross profit                                783,954       693,986

Selling, general and administrative expenses
     Salaries and wages                               276,930       249,249
     Professional services                            222,567       200,072
     Profit sharing and pension fund contributions
       (Note 12)                                       73,845        66,816
     Advertising                                       41,160        24,645
     Taxes and licenses                                29,672        27,309
     Others                                           110,834        92,035
          Total selling, general and
            administrative expenses                   755,008       660,126

          Operating income                             28,946        33,860

Other income and (expenses)
     Interest, dividends, and others (Note 14)        204,930       178,788
     Interest and others                              (15,869)       (1,643)
          Total other income and (expenses)           189,061       177,145

          Income before income taxes and equity
            in earnings of Garden Life Plan, Ltd.     218,007       211,005

Income taxes (Note 10)                                 63,253       112,497

          Income before equity in earnings of
            Garden Life Plan, Ltd.                    154,754        98,508

Equity in earnings of Garden Life Plan, Ltd.,
  net of deferred taxes (Notes 2 and 5)                   -             -

          Net income                                  154,754        98,508

Other comprehensive income, net of taxes
  Net unrealized (losses) gains on
  available-for-sale securities                       (13,522)       18,434

          Comprehensive income                     $  141,232    $  116,942

Average number of shares common stock outstanding   1,659,286     1,722,441

Earnings per common share (Note 1)                 $      .09    $      .06

Dividends per common share                         $      .06    $      .10


The accompanying Notes to Financial Statements are an integral part of these statements.



                      HOSOI GARDEN MORTUARY, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY
     _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

                   Years Ended May 31, 2000 and 1999


                                                                                Accumulated
                                                                                  Other
                                                     Capital      Retained     Comprehensive    Treasury
                                                   Contributed    Earnings        Income          Stock      Total


Balance, May 31, 1998                              $ 393,500      $5,961,335   $   65,994       $
(81,282)   $6,339,547

    Net income, (as restated)                          -              98,508          -               -
98,508

    Reacquired common stock                          (14,055)       (282,352)         -               -
(296,407)

    Cash dividends paid, $.10 per share                  -          (173,488)         -               -
(173,488)

    Increase in net unrealized gains on
      available-for-sale securities, net of taxes        -               -         18,434             -
18,434

Balance, May 31, 1999                                379,445       5,604,003       84,428
(81,282)    5,986,594

    Net income                                           -           154,754          -               -
154,754

    Reacquired common stock                           (3,051)        (61,783)         -               -
(64,834)

    Cash dividends paid, $.06 per share                  -          (101,024)         -               -
(101,024)

    Increase in net unrealized (losses) gains on
      available-for-sale securities, net of taxes        -               -        (13,522)            -
(13,522)

Balance, May 31, 2000                              $ 376,394      $5,595,950   $   70,906       $
(81,282)   $5,961,968


The accompanying Notes to Financial Statements are an integral part of these statements.



                      HOSOI GARDEN MORTUARY, INC.

                       STATEMENTS OF CASH FLOWS
              _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

                  Years Ended May 31, 2000 and 1999



                                                                                          1999 (As
                                                                       2000               Restated)


CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                        $    154,754       $      98,508
       Adjustments to reconcile net income to net cash and cash
         equivalents provided by operating activities:
           Depreciation                                                      65,929              64,053
           Realized gain on sale of investment securities, net              (13,386)            (14,445)
           Loss on disposal of equipment                                      1,250                 -
           Increase in allowance for doubtful accounts                        4,400             (16,030)
           Partnership income                                               (20,873)             (7,345)
           Cash value of life insurance policies                             (2,669)                -
           Deferred income taxes                                               (828)            (39,655)
     (Increase) decrease in certain assets
       Accounts receivable                                                   16,547             (30,635)
       Income tax receivable                                                (42,882)            247,675
       Dividend receivable                                                      -               750,000
       Inventories                                                          (79,700)              5,294
       Prepaid expenses and other                                               512               5,922
     (Decrease) increase in certain liabilities
       Accounts payable                                                      25,680             (25,474)
       Accrued liabilities                                                   17,063              (3,768)

                 NET CASH PROVIDED BY OPERATING ACTIVITIES                  125,797
    1,034,100

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of property and equipment                                     (28,154)            (45,585)
     Proceeds from sale of investment securities                            929,787           1,584,108
     Purchase of investment securities                                     (969,983)         (1,660,473)
     Investment in Woolsey-Hosoi Mortuary Services, LLC                         -
(15,000)
     Distributions from Woolsey-Hosoi Mortuary Services, LLC                 17,500                 -
     (Increase) decrease in cash value of life insurance policies            (8,433)              2,036
                 NET CASH USED IN INVESTING ACTIVITIES                      (59,283)
(134,914)

CASH FLOWS FROM FINANCING ACTIVITIES:
     Reacquired common stock                                                (64,834)           (296,407)
     Cash dividends paid                                                   (101,024)           (173,488)
                 NET CASH USED IN FINANCING ACTIVITIES                     (165,858)
(469,895)

                 NET (DECREASE) INCREASE                                    (99,344)
429,291

CASH AND CASH EQUIVALENTS, beginning of year                                928,162
 498,871

CASH AND CASH EQUIVALENTS, end of year                                 $    828,818       $
928,162


The accompanying Notes to Financial Statements are an integral part of these statements.

                                 F - 5

                       HOSOI GARDEN MORTUARY, INC.

                      NOTES TO FINANCIAL STATEMENTS
                 _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

                     Years Ended May 31, 2000 and 1999



(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Line of business - The Company is engaged in one line of business that consists principally of providing mortuary services in the State of Hawaii on the island of Oahu.

The significant accounting policies followed by the Company are summarized below.

Fair value of financial instruments - The carrying amount of cash and cash equivalents approximates fair value due to the short-term maturities of these instruments. The fair value of current and non-current marketable securities were estimated based on quotes obtained from brokers for those or similar instruments. The fair value for long-term investments was estimated based on quoted market price at year end.

Cash and cash equivalents - For the purpose of the statements of cash flows, cash equivalents include certificates of deposit, money market accounts and highly liquid debt instruments with maturities of three months or less at the date of acquisition.

Investment securities - Management determines the appropriate classification of securities at the time of purchase. These investments are classified in three categories and accounted for as follows:

     . Debt securities that the company intends to hold to maturity are classified as SECURITIES HELD-TO-MATURITY and reported at cost.

     . Debt and equity securities that are purchased and held for the purpose of selling in the near term are classified as TRADING SECURITIES and reported at fair value, with unrealized gains and losses included in income.

     . Debt and equity securities not classified as SECURITIES HELD-TO-MATURITY or TRADING SECURITIES are classified as SECURITIES AVAILABLE-FOR-SALE and reported at fair value, with unrealized gains and losses included in other comprehensive income. SECURITIES AVAILABLE-FOR-SALE will be used as part of the Company's asset management strategy and may be sold in response to changes in market values or the need for capital.

                      HOSOI GARDEN MORTUARY, INC.

                     NOTES TO FINANCIAL STATEMENTS
                _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

                   Years Ended May 31, 2000 and 1999



(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Investment in Garden Life Plan, Ltd. - The Company accounts for its investment in Garden Life Plan, Ltd. (a 50% owned Company) by the equity method of accounting.

Inventories - Inventories of caskets and urns are stated at the lower of cost or market. Cost is determined substantially by the first-in, first-out method and market is based on replacement cost or realizable value.

Property and equipment - Land, buildings and equipment are carried at cost. Depreciation is computed using the declining-balance and straight-line methods. Maintenance and repairs are charged to income as incurred. Major renewals and betterments are capitalized. Upon sale or other disposition of assets, the cost and related accumulated depreciation are removed from the accounts, the proceeds applied thereto, and any resulting gain or loss is reflected in income.

Compensated absences - Full-time employees of the Company are entitled to paid vacations and sick days. Unused vacation and sick leave are reflected in accrued liabilities.

Earnings per common share - Earnings per common share has been computed by dividing net income by the weighted average number of common shares outstanding.

Revenue and cost recognition - Revenues from at-need funeral services and pre-need funeral plan services are recognized upon completion of the final funeral ceremony. Revenues from at-need funeral services include professional service revenues which are included in FUNERAL SERVICES and sales of caskets, urns and other items which are included in SALE OF URNS AND OTHER ITEMS. Revenues from pre-need services, which accounted for approximately 36.7% and 33.5% of funeral service revenues in 2000 and 1999, respectively, are accounted for in FUNERAL SERVICES since these plans are sold inclusive of the merchandise selected.

                      HOSOI GARDEN MORTUARY, INC.

                     NOTES TO FINANCIAL STATEMENTS
                _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

                   Years Ended May 31, 2000 and 1999



(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cost of sales and services includes all direct cost, including merchandise, labor and other related cost and indirect cost such as insurance, depreciation, supplies and indirect labor costs related to the performance and completion of at-need and pre-need funeral services.

Advertising - The Company follows the policy of charging the costs of advertising to operations as incurred.

Income taxes - Income tax expense is based on reported earnings before income taxes. Deferred income taxes reflect the effects of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. In accordance with Statement of Financial Accounting Standards (SFAS) 109, ACCOUNTING FOR INCOME TAXES, deferred income taxes are measured by applying currently enacted tax laws.

Comprehensive income - In the year ended May 31, 1999, the
Company adopted Statement of Financial Accounting Standards No.
130, REPORTING COMPREHENSIVE INCOME, which requires that unrealized gains and losses on available-for-sale securities be included in other comprehensive income.

Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

                       HOSOI GARDEN MORTUARY, INC.

                     NOTES TO FINANCIAL STATEMENTS
                 _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

                    Years Ended May 31, 2000 and 1999



(2)  GARDEN LIFE PLAN, LTD.

Investment in Garden Life Plan, Ltd. (GLP) represents the Company's 50% share in the underlying equity in the net assets, accounted for under the equity method of accounting for investments in common stock, of Garden Life Plan, Ltd., a Hawaii corporation engaged in the sales of pre-need funeral plans which are serviced solely by the Company.

All payments received from the sale of pre-need funeral plans up to an amount equal to 30% of the total price plus any sales tax or other charges are retained by GLP as its compensation. The balance is deposited with Hawaiian Trust Company, Limited (Trust) to be held in trust.

The audit of the financial statements of GLP for the year ended
May 31, 1999 was recalled by the auditors of GLP and as a result, Hosoi's financial statements for 1999 has been restated.

The audit of the financial statements of GLP for the year ended
May 31, 2000 has not been completed and therefore equity in earnings of GLP is not reflected.

New (successor) auditors have been retained by GLP for the audits of its financial statements for the years ended May 31, 2000 and 1999.


(3)  RELATED PARTY TRANSACTIONS

On July 7, 1998, the Company in partnership with Woolsey
Funeral & Cemetery Services, Inc. formed Woolsey-Hosoi
Mortuary Services, LLC (Woolsey-Hosoi), a limited liability company, to provide funeral services to market sectors not previously serviced by the Company. The Company's initial capital contribution in Woolsey-Hosoi was $15,000. For the year ended
May 31, 2000, the Company received a distribution of $17,500 from Woolsey-Hosoi.

                       HOSOI GARDEN MORTUARY, INC.

                      NOTES TO FINANCIAL STATEMENTS
                _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

                    Years Ended May 31, 2000 and 1999



(3)  RELATED PARTY TRANSACTIONS (continued)

The Company provides Woolsey-Hosoi with embalming services, assistance with funeral arrangements, use of its facilities and related charges. Revenues from services provided to Woolsey-Hosoi is reflected in net sales and services which amounted to $25,751 and $18,236 for the years ended May 31, 2000 and 1999, respectively. Included in accounts receivable is $4,619 and $5,947 of receivables from Woolsey-Hosoi for 2000 and 1999, respectively.


(4)  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of the following:


                                              2000            1999


Cash on hand                                  $      5,654    $      500
Checking accounts                                  189,906       153,084
Savings accounts                                   512,531       673,069
Short-term investments                             120,727       101,509

     Total cash and cash equivalents          $    828,818    $  928,162


                       HOSOI GARDEN MORTUARY, INC.

                      NOTES TO FINANCIAL STATEMENTS
                   _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

                     Years Ended May 31, 2000 and 1999



(5)  INVESTMENT SECURITIES

     As of May 31, 2000 and 1999, the Company held investments in the following types of securities:


                                                    Gross            Gross
                                   Amortized      Unrealized      Unrealized      Fair
                                      Cost           Gain             Loss        Value


May 31, 2000

     Available-for-sale
        Equity securities          $    111,241   $     17,502    $     12,035    $    116,708
           Mutual funds                 665,925        121,803          12,954         774,774
                                        777,166        139,305          24,989         891,482
     Held-to-maturity
        U.S. Treasury bills             818,351         21,447           1,262         838 536
        Government notes                 58,599            -             3,378          55,221
                                        876,950         21,447           4,640         893,757

           Totals                  $  1,654,116   $    160,752    $     29,629    $  1,785,239



                                                    Gross            Gross
                                   Amortized      Unrealized      Unrealized      Fair
                                      Cost           Gain             Loss        Value


May 31, 1999

     Available-for-sale
        Equity securities          $      87,975  $     30,962    $      3,841    $    115,096
        Mutual funds                     623,628       109,996           1,002         732,622
                                         711,603       140,958           4,843         847,718
     Held-to-maturity
        U.S. Treasury bills              888,931           504           3,711         885,724

             Totals                $   1,600,534  $    141,462    $      8,554    $  1,733,442


                       HOSOI GARDEN MORTUARY, INC.

                      NOTES TO FINANCIAL STATEMENTS
                 _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

                    Years Ended May 31, 2000 and 1999



(5)  INVESTMENT SECURITIES (continued)

     The maturities of all debt securities held at May 31, 2000 were as follows:


                               AVAILABLE-FOR-SALE         HELD-TO-MATURITY
                             Amortized       Market     Amortized    Market
                               Cost          Value        Cost       Value


Within one year              $       -       $     -    $ 787,539    $ 808,968

After one year
   through five years                -             -       55,530       52,681

After five years                     -             -       33,881       32,108

                             $       -       $     -    $ 876,950    $ 893,757


The Company sold SECURITIES AVAILABLE-FOR-SALE for $76,929 and $94,598 in 2000 and 1999, respectively. Reflected in earnings are gross realized gains of $22,682 and $25,350 and gross realized losses of $7,866 and $6,875 for 2000 and 1999, respectively. The cost of the securities sold was based on cost of all the shares of each such security held at the time of sale.

The unrealized holding gains on investment securities
AVAILABLE-FOR-SALE during the years ended May 31, 2000 and 1999, and reported as a separate component of Stockholders' Equity, are as follows:



                                                 2000        1999


Unrealized holding gains, net of losses          $ 114,316   $ 136,115

Deferred income tax on the net unrealized
   holding gains                                   (43,410)    (51,687)

                                                 $  70,906   $  84,428


                      HOSOI GARDEN MORTUARY, INC.

                     NOTES TO FINANCIAL STATEMENTS
                _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

                   Years Ended May 31, 2000 and 1999



(6)  DEFERRED INCOME TAXES

Deferred income taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The deferred assets and liabilities represent the future tax consequences of those differences, which will be either taxable or deductible when the assets and liabilities are recovered or settled.

The deferred tax liability results from the recognition of unrealized gains or losses on securities for financial statements and the recognition of gains or losses when securities are sold for income tax purposes, and the equity method of accounting for the investment in subsidiary as explained under GARDEN LIFE PLAN, LTD. above. Under the equity method the Company's share of earnings of the subsidiary is reported for tax purposes only when distributions of earnings are received as dividends.

The deferred tax asset results from the use of the reserve method in accounting for uncollectible accounts receivable in the financial statements and the use of the direct write off method for income tax purpose, and the accrual of vacation and sick leave when earned for the financial statements and the recognition for income tax purposes when paid.


(7)  PROPERTY AND EQUIPMENT

     Property and equipment consist of:

                             2000          1999


Land                         $    517,040  $    517,040
Buildings                       1,262,530     1,262,530
Land improvements                  94,710        94,710
Equipment and vehicles            371,980       419,463
          Total cost            2,246,260     2,293,743
     Accumulated depreciation     779,193       787,651

Net property and equipment   $  1,467,067  $  1,506,092


                       HOSOI GARDEN MORTUARY, INC.

                      NOTES TO FINANCIAL STATEMENTS
                _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

                    Years Ended May 31, 2000 and 1999



(7)  PROPERTY AND EQUIPMENT (continued)

     Aggregate depreciation charged to operations is as follows:


                                     2000             1999


Cost of sales and services           $      59,365    $      61,232
Selling, general and administrative
     expenses                                6,564            2,821
                                     $      65,929    $      64,053



(8)  FUNERAL SERVICES DEPOSIT

Included in accounts payable is $33,351 of deposits made by ten individuals that the Company had collected from since 1969 for future services or purchase of merchandise. The payable of $33,351, including interest of $25,914 accrued to May 31, 2000, approximate fair value.

In an agreement with the Professional and Vocational Licensing Division of the State of Hawaii, Department of Commerce and Consumer Affairs (DCCA), the Company consented to a plan to either convert these funeral service deposits to a Garden Life Plan, Ltd.'s (GLP) pre-need funeral plan identical to the services and/or merchandise that the depositor originally contracted for or refund the deposit plus accrued interest. The agreement with the DCCA provides that the Company will provide the funds for any difference between the cost of a comparable GLP pre-need plan and the amount deposited with the Company.

As of May 31, 2000, twenty-eight plans have been converted to GLP pre-need plans or refunded to the original depositor. The difference between the cost of plans converted and the amount of the available deposit is reflected as a charge to operations
 Ten plans remain to be converted. No provision has been made for the cost of conversion of the remaining ten plans because of the uncertainty of whether the holders of the deposits will elect to convert to a GLP pre-need plan or elect to receive a refund.

                        HOSOI GARDEN MORTUARY, INC.

                       NOTES TO FINANCIAL STATEMENTS
                  _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

                    Years Ended May 31, 2000 and 1999



(9)  ACCRUED LIABILITIES

     Accrued liabilities consist of the following:



                                    2000             1999


Accrued bonus                       $   21,250       $   21,250
Accrued wages payable                   14,642              -
Payroll and general excise taxes        14,555           16,946
Profit sharing and money-purchase
   plan contributions (Note 12)         73,845           66,816
Vacation and sick leave                 24,487           26,704

      Total accrued liabilities     $  148,779       $  131,716



(10)  INCOME TAXES

      The provisions for income taxes (benefits) consist of the following:




                                                       1999 (As
                                          2000         Restated


Current:
     Federal                              $   55,294   $   84,364
     State                                     8,787       18,499
                                              64,081      102,863
Deferred:
     Federal                                    (697)       8,107
     State                                      (131)       1,527
                                                (828)       9,634

            Total                         $   63,253   $  112,497


                       HOSOI GARDEN MORTUARY, INC.

                      NOTES TO FINANCIAL STATEMENTS
                 _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

                    Years Ended May 31, 2000 and 1999



(10) INCOME TAXES (continued)

     A reconciliation of income taxes at the United States statutory rate, as a percentage of pretax income, to the effective tax rate is as follows:



                                                  1999 (As
                                       2000       Restated)


Federal income tax statutory rate      34.0%      34.0%

State income tax, net of tax benefit    3.0        8.7

Others, net                            (8.0)      10.6

Effective tax rate                     29.0%      53.3%



(11) REACQUIRED SHARES

CAPITAL CONTRIBUTED has been reduced for shares reacquired after June 30, 1987. Purchases of 15,255 and 70,272 reacquired shares in 2000 and 1999, respectively, exceeded the balance of additional paid-in capital and a charge of $61,783 and $282,352 for 2000 and 1999, respectively, were made to RETAINED EARNINGS for the excess of reacquired shares in excess of their par value.

The 223,785 shares reflected as Treasury Stock as of May 31,
1999 reflects the shares acquired before July 1, 1987.


(12)  RETIREMENT PLANS

The Company provides benefits to substantially all full-time employees with a defined contribution profit-sharing plan and a money-purchase pension plan. Both plans are non-contributory plans.

                        HOSOI GARDEN MORTUARY, INC.

                       NOTES TO FINANCIAL STATEMENTS
                  _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

                     Years Ended May 31, 2000 and 1999



(12) RETIREMENT PLANS (continued)

The money-purchase pension plan was adopted on June 1, 1990 and provides benefits to employees after one year of service and upon completion of 1,000 hours of service each year. The required contribution under this plan is five-percent of compensation of all employees who qualify.

Contribution to the defined contribution profit-sharing plan is discretionary up to a maximum of fifteen-percent of compensation of eligible employees after one year of service and upon completion of 1,000 hours of service each year.

Amounts charged against income for the retirement benefit plans are as follows:


                                 2000        1999


Profit sharing                   $ 40,000    $ 40,000
Money-purchase                     33,845      26,820

                                 $ 73,845    $ 66,820



(13) LEASE

The Company leases a portion of the land on which the mortuary is situated from the Herman S. Hosoi Trust and the Hosoi-Tamori-Shimonishi Trust (Trusts) which respectively owns a 13% and 12% interest in the land. As a group, members of the Hosoi family own approximately 29.42% of the outstanding shares of the Company.

On October 31, 1999, the Company entered into a fifteen-years lease which is to expire on May 31, 2024. For the first five years of the lease agreement, the Company will pay the higher of $116,875 per year or percentage rent of 25% times 15% of gross annual revenues including the equity in earnings from Garden Life Plan, Ltd. For the second five year period, the Company will pay the higher of $137,499 per year or the percentage rent. For the third five year period, an appraisal of the property will be required to set the new base rent but in no event the base rent will not exceed the greater of $208,332 per year or the percentage

                       HOSOI GARDEN MORTUARY, INC.

                      NOTES TO FINANCIAL STATEMENTS
                 _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

                    Years Ended May 31, 2000 and 1999



(13)LEASE (continued)

rent. In addition, the Company is responsible for the payment of real property taxes on the property owned b the Trust. Total rental expense was $216,776 and $345,636 in 2000 and 1999, respectively.

The future minimum lease payments under the lease at May 31, 2000 are as follows:


                             Amount


May 31,
  2001                       $   116,875
  2002                           116,875
  2003                           116,875
  2004                           116,875
  2005                           137,499
Thereafter                       549,996

                             $ 1,154,995


(14) OTHER INCOME

     Other income consists of the following:




                                2000          1999


Interest                        $   98,540    $   94,536
Capital gains and dividends         21,580        16,902
Net gains from sale of securities   12,135        14,445
Parking                             31,312        33,684
Others                              20,490        11,876
Partnership income                  20,873         7,345

          Total other income    $  204,930    $  178,788


                       HOSOI GARDEN MORTUARY, INC.

                      NOTES TO FINANCIAL STATEMENTS
                  _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

                    Years Ended May 31, 2000 and 1999



(15) CASH FLOW SUPPLEMENTARY DISCLOSURE

     Cash payments for interest and income taxes were as follows:


                                   2000         1999


Interest                           $     268    $   1,643

Income taxes paid, net of refunds  $ 116,511    $ (39,073)



(16) CONCENTRATIONS OF CREDIT RISK OF FINANCIAL INSTRUMENTS

The Company's cash, cash equivalents, short and long term investments are deposited with five local financial institutions.
For the years ended May 31, 2000 and 1999, the Company had deposits in a financial institution in excess of the deposit insurance of $100,000 of $533,152 and $623,402, respectively.

The Company performs funeral services for deaths occurring principally on the island of Oahu located in the State of Hawaii. In the normal course of business the Company extends unsecured credit to its customers. The Company maintains reserves for potential credit losses; historically, such losses have been within management's expectations.


(17) PRIOR PERIOD ADJUSTMENTS AND RESTATEMENT

Subsequent to the issuance of the Company's 1998 financial statements, the Company's 50% owned subsidiary, Garden Life
Plan, Ltd. (GLP), determined that its financial statements required restatement as a result of misstatements of the following:

Deferred income taxes - GLP's management determined that the amount of deferred income taxes provided in fiscal 1996 related to the Trust's recording of its investment assets at fair value (instead of cost) was inaccurate. As a result GLP's

                      HOSOI GARDEN MORTUARY, INC.

                     NOTES TO FINANCIAL STATEMENTS
                 _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

                   Years Ended May 31, 2000 and 1999



(17) PRIOR PERIOD ADJUSTMENTS AND RESTATEMENT (continued)

retained earnings as of June 1, 1997 has been restated from the amount previously reported to correct the deferred tax liability as of that date. The effect of GLP's restatement on the Company was an increase in its investment in Garden Life Plan by $407,500, an increase in its deferred income tax liability by $32,567, and an increase in its retained earnings by $374,933.

Unrealized gains and losses of the Trust's available-for-sale securities - GLP's management determined that unrealized gains or losses on the Trust's available-for-sale securities should have been reported as a separate component of stockholders' equity and not as trust fund income on its Statement of Income. As a result, GLP's retained earnings as of June 1, 1997 has been restated from the amount previously reported to correct the unrealized gain on investments as of that date. The effects of the restatement on the Company's financial statements was a decrease in its investment in GLP by $197,510, a decrease in deferred income taxes by $15,785, and a decrease in retained earnings by $181,725.

The following summarizes the effects of the above restatements on the Company's 1998 financial statements:



                                          As Previously
                                             Reported       As Restated


At May 31:
  Investment in Garden Life Plan, Ltd.    $   1,603,868     $ 1,649,722
  Deferred income taxes (liability)             168,583         172,248
  Retained earnings                           5,919,146       5,961,335

For the year ended May 31:
  Equity in earnings of Garden Life
    Plan, Ltd., net of deferred taxes           759,190         608,171


Subsequent to the issuance of the Company's 1999 financial statements, it was determined that the amount of income taxes provided in the financial statements was understated.
As a result additional income taxes expense of $20,943 has been charged to retained earnings in the current year.